EXHIBIT 5.2

Tarragon Corporation
1775 Broadway, 23rd Floor
New York, New York 10019

Re:	Legality of Securities to be Registered Under Registration Statement on Form S-3

Ladies and Gentlemen:

      We have acted as special Nevada counsel to Tarragon Corporation, a Nevada corporation (“Tarragon” or the “Company”), in connection with Tarragon’s Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the resale by certain selling security holders of up to $62,000,000 in aggregate principal amount of Tarragon’s 8% Senior Convertible Notes Due September 16, 2009 (the “Notes”) and 3,377,312 shares of the Company’s Common Stock, par value $0.01 per share, issuable upon conversion thereof (“Common Stock”). The Notes were issued under an Indenture (the “Indenture”) dated as of September 16, 2004, between Tarragon and U.S. Bank National Association, as Trustee (the “Trustee”).

      This opinion is being furnished at the request of Tarragon. In connection with this opinion, we have examined copies of the following documents (the “Reviewed Documents”):

      1. the Registration Statement;

      2. the form of the Notes;

      3. the Indenture; and

      4. the form of stock certificate representing the shares of Common Stock issuable upon conversion of the Notes.

Tarragon Corporation
December 13, 2004

      We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the Reviewed Documents.

      We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents and corporate records as we have deemed necessary or appropriate. With respect to the matters set forth below, we are relying as to certain factual matters (but not legal conclusions) solely upon the certificates of public officers and agencies and corporate officers of Tarragon including, without limitation, the Officer’s Certificate of Tarragon attached hereto as Exhibit A. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

      Based upon and subject to the foregoing and the other qualifications, and assumptions and limitations stated in this opinion letter, we are of the opinion that:

      (1)Tarragon has the requisite corporate power and authority to execute, deliver, and perform the terms and provisions of the Notes and has taken all necessary action to authorize the execution, delivery, and performance by it of the Notes.

      (2) The shares of Common Stock issuable upon conversion of the Notes have been duly authorized and reserved for issuance by all necessary corporate action on the part of Tarragon and, when issued upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable, and such issuance of the Common Stock will not be subject to any preemptive or similar rights.

      Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada. We express no opinion regarding any securities law or rule. We disclaim any liability as an expert under the securities laws of the Unites States or any other jurisdiction.

      We consent to the filing of this opinion as an exhibit to the Registration Statement.

      This opinion is intended solely for the use of Tarragon and Prager, Metzger & Kroemer PLLC, in connection with the Registration Statement. It may not be relied upon by any other person or for any other purpose, or reproduced or filed publicly by any person, without the written consent of this firm.

Very truly yours, LIONEL SAWYER & COLLINS